UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 31, 2008

OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On July 31, 2008, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release describing OGE Energy Corp.’s consolidated financial results for the quarter ended June 30, 2008, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company, a regulated electric utility, recorded net income of approximately $30.9 million in the second quarter of 2008, compared to approximately $35.1 million in the second quarter of 2007. For further information, see the press release attached as Exhibit 99.01.

Item 8.01. Other Events

On July 31, 2008, the Company issued a press release announcing that all but one of the parties involved in the Company’s pending request for Oklahoma Corporation Commission (“OCC”) approval of its acquisition of the Redbud power plant have agreed to support the Company’s purchase of the 1,230-megawatt plant. The Company will acquire a 51 percent interest in the Redbud plant for a purchase price of approximately $434.5 million and will operate the plant on behalf of its co-owners, the Grand River Dam Authority and the Oklahoma Municipal Power Authority. Redbud Energy LP, a subsidiary of Kelson Holdings and current owner of the plant, also signed the Joint Stipulation and Settlement Agreement which now goes to the OCC for consideration. Only AES Shady Point, LLC, which operates a coal-fired plant that sells power to the Company, did not sign the agreement.

In addition to the Company and Redbud Energy, parties signing off on the agreement are the Public Utility Division of the Corporation Commission; the office of the Oklahoma Attorney General; Oklahoma Industrial Energy Consumers and the OGE Shareholders Association. The Company also has filed for the necessary approvals of the transaction at the Federal Energy Regulatory Commission. For further information, see the press release attached as Exhibit 99.02.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated July 31, 2008, announcing OGE
Energy Corp. Announces 2nd Quarter Results.
99.02	Press release dated July 31, 2008, announcing OG&E
reaches settlement with parties on Redbud Purchase.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller, Chief Accounting Officer
and Interim Chief Financial Officer

July 31, 2008

Exhibit 99.01

OGE Energy Corp. Announces 2nd Quarter Results

Company increases 2008 earnings guidance on strength of Enogex pipeline performance

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, today announced second-quarter earnings of $0.62 per diluted share, compared with $0.68 per diluted share in the second quarter of 2007.

The company’s results for the three months ended June 30, 2008 included a charge of $0.06 per diluted share related to a proposed regulatory settlement for the recovery of costs associated with the cancelled Red Rock power plant project and the December 2007 ice storm.

OG&E, a regulated electric utility, contributed second-quarter net income of $0.33 per diluted share, including the one-time charge of $0.06 per diluted share discussed above, compared with $0.38 per diluted share last year. Enogex, a natural gas pipeline business, recorded net income of $0.33 per diluted share, compared with $0.30 per diluted share in the year-ago quarter. The holding company, including results from the OGE Energy Resources marketing business, posted a loss of $0.04 per diluted share in the second quarter this year, compared with break-even results in the second quarter a year ago. The loss was primarily due to recording hedges associated with its transportation and storage contracts at market value on June 30, 2008, for which offsetting gains are expected later this year.

“We are pleased to be able to increase our 2008 earnings guidance, based on higher projected net income at Enogex,” said Pete Delaney, OGE Energy chairman, president and CEO. “At OG&E, we are making significant progress, as evidenced by today’s announcement of a positive settlement agreement in our Redbud power plant acquisition case. We are, however, realizing higher costs associated not only with increased levels of investment in assets, but we also are working to improve our systems and work processes. The higher costs incurred today for these improvements will help the company lower costs in future periods.”

Discussion of Second Quarter 2008

OGE Energy reported consolidated operating revenues of $1.1 billion in the second quarter of 2008, compared with $913 million a year earlier. The second-quarter gross margin on revenues was $314 million, compared with $289 million in the year-earlier quarter. Operating income was $123 million in the second quarter, compared with $117 million in the year-earlier quarter.

OG&E reported gross margin on revenues of $208 million in the second quarter of 2008, compared with $193 million last year, primarily due to warmer weather and new customer growth in the company’s electric service area. Including the one-time write-down and higher operation and maintenance expenses in the second quarter this year, net income at OG&E was $31 million, compared with $35 million in the second quarter of 2007.

Enogex reported gross margin on revenues of $112 million in the second quarter of 2008, compared with $96 million in the comparable quarter last year. The increase was due primarily to higher volumes and commodity prices in the gathering and processing segment, partially offset by slightly lower margins in the transportation and storage segment. The marketing segment included in Enogex results last year has since been transferred to OGE, the holding company. Net income at Enogex was $31 million in the second quarter this year, compared with $28 million in the second quarter of 2007.

2008 Outlook

OGE Energy today announced an increase in its consolidated earnings guidance for 2008 to $2.50 - $2.70 per diluted share due to increased projected earnings at Enogex. The increase is based on continuing strong business conditions in the midstream pipeline business. The guidance assumes approximately 93.5 million average diluted shares outstanding and normal weather for the remainder of the year.

The 2008 guidance includes:

•

OG&E, $1.37 to $1.47 per diluted share on net income of $128 million to $138 million, a decrease from the previous guidance of $1.50 to $1.61 per diluted share on net income of $140 million to $150 million, primarily due to higher operation and maintenance expenses and the $0.06-per-share charge related to the proposed regulatory settlement described above.

•

Enogex, $1.12 to $1.30 per diluted share on net income of $105 million to $122 million, an increase from the previous guidance of $0.95 to $1.08 per diluted share on net income of $88 million to $101 million, primarily due to higher volumes and commodity prices.

•

Holding company, break-even to $0.02 per share on net income of up to $2 million, an increase from a projected loss in previous guidance of $0.04 to $0.05 per diluted share on a net loss of $4 million to $5 million, primarily due to gains expected in the energy marketing segment.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2008 on Thursday, July 31, at 8 a.m. CDT. The conference will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves more than 766,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions (including the approval of regulatory filings related to the proposed acquisition of the Redbud power plant) and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles under SFAS No. 71; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; the impact of the proposed initial public offering of limited partner interests of OGE Enogex Partners L.P.; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2007.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.02

OG&E reaches settlement with parties on Redbud Purchase

Oklahoma Corporation Commission asked to review, approve acquisition

OKLAHOMA CITY – Oklahoma Gas and Electric Co. (OG&E) today announced that all but one of the parties involved in the utility’s pending request for Oklahoma Corporation Commission approval of its acquisition of the Redbud power plant near Luther have agreed to support OG&E’s purchase of the 1,230-megawatt plant.

OG&E will acquire a 51 percent interest in the Redbud plant for a purchase price of about $434.5 million and will operate the plant on behalf of its co-owners, the Grand River Dam Authority (GRDA) and the Oklahoma Municipal Power Authority (OMPA). Redbud Energy LP, a subsidiary of Kelson Holdings and current owner of the plant, also signed the Joint Stipulation And Settlement Agreement which now goes to the Corporation Commission for consideration. Only AES Shady Point, LLC, which operates a coal-fired plant that sells power to OG&E, did not sign the agreement.

“We are pleased that representatives of a broad spectrum of our customer base recognize the benefits the Redbud plant brings to OG&E and its customers,” said Pete Delaney, chairman, president and chief executive officer of OGE Energy Corp. (NYSE: OGE), parent company of OG&E.

“Redbud represents the most cost-effective means available to meet OG&E’s growing base load generation needs. The natural gas-fired plant is already connected to the OG&E system. Its purchase price is about 25 percent less than the cost of constructing a new gas facility with similar capabilities,” Delaney said.

In addition to OG&E and Redbud Energy, parties signing off on the agreement are the Public Utility Division of the Corporation Commission; the office of the Oklahoma Attorney General; Oklahoma Industrial Energy Consumers and the OGE Shareholders Association.

The agreement supports OG&E’s request filed last March asking the Commission to recognize the prudence of the purchase and to issue an order approving a cost-recovery mechanism to go into effect as soon as the sale is completed and the plant begins supplying electricity to OG&E’s customers.

OG&E also has filed for the necessary approvals of the transaction at the Federal Energy Regulatory Commission.

Redbud is a highly efficient, combined-cycle plant that has four 300-megawatt-plus generating units and operates more efficiently than older units in the OG&E fleet. It will provide savings to OG&E customers because the company dispatches power from its fleet on a “least cost” basis. It also is capable of quickly ramping up and down its capacity contribution, which is a particularly valuable complement to OG&E’s commitment to add additional wind power to its system.

In January, OG&E signed definitive agreements with GRDA, OMPA and Kelson to purchase the plant. The facility is located near the center of OG&E’s service area in northeast Oklahoma County. OG&E has purchased capacity from Redbud since 2005.

OG&E serves more than 762,000 retail customers across 30,000 square miles in Oklahoma and western Arkansas, and a number of wholesale customers throughout the region. With about 6,100 megawatts of capacity in eight power plants, OG&E generates electricity from natural gas and western coal. OG&E also has two wind farms with 170 megawatts of capacity, with plans to increase that total by 600 megawatts in the years ahead.

Kelson Holdings, a Maryland-based company, owns or leases four combined-cycle gas-fired plants with a total generating capacity of about 4,000 MWs.